EXHIBIT 99(A)

           PROPOSED FORM OF AMENDMENT TO CERTIFICATE OF INCORPORATION
                            EFFECTING A REVERSE SPLIT

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                              GREENLAND CORPORATION

     It  is  hereby  certified  that:

     1. The name of the corporation (hereinafter called the "Corporation") is Greenland Corporation.

     2. Article V of the Certificate of Incorporation of the Corporation (hereinafter called the "Certificate of Incorporation") reads:

     The aggregate number of shares which the Corporation shall have authority to issue as 500,000,000, having a par value of $0.001 (1 mil) per share.

     Effective 12:01 a.m. on October 16, 2002 (the "Effective Time"), each fifty
(50) shares of Common Stock then issued shall be automatically combined into one
(1) share of Common Stock of the Corporation. No fractional shares or scrip representing fractions of a share shall be issued, but in lieu thereof, each fraction of a share that any stockholder would otherwise be entitled to receive shall be rounded up to the nearest whole share."
     The amendment of the Certificate of Incorporation herein certified has been duly adopted in accordance with the law of the State of Nevada.

Dated:  September  16,  2002



By:  /s/  Thomas  Beener,  Chief  Executive  Officer